SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-8

Registration Statement under the Securities Act of 1933

CASCADE BANCORP

(Exact name of registrant as specified in its charter)

Oregon (State of Incorporation)	93-1034484 (IRS Employer Identification #)

1100 NW Wall Street, Bend, Oregon 97701
(Address of principal executive offices) (Zip Code)

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CASCADE BANCORP
2002 INCENTIVE STOCK OPTION PLAN
(Full Title of the Plan)

James E. Petersen
Karnopp, Petersen, Noteboom, Hansen, Arnett &Sayeg, LLP
1201 N.W. Wall Street, Suite 300
Bend, OR 97701-1957
(541) 382-3011
(Name, Address and Telephone Number of Agent for Service)

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Title of Securities to be Registered	Number of Shares Being Registered (1)	Proposed Maximum Price Per Unit (2)	Proposed Maximum Aggregate Price	Amount of Registration Fee

COMMON STOCK	420,000	$19.09	$8,017,800.00	$2,004.45

(1)	The shares of common stock represent the number of shares with respect to which options may be granted under the 2002 Incentive Stock Option Plan. In addition, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares as may be issuable under the Plan in connection with share splits, share dividends or similar transactions.

(2)	The maximum offering price for the shares cannot presently be determined as the offering price is established at the time options are granted. Pursuant to Rule 457(h), the offering price is estimated based on the average bid and asked price as reported for the common stock on NASDAQ on May 3, 2002, and the maximum offering price is calculated solely for the purpose of determining the Registration Fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     In accordance with the instructions to Part I of Form S-8, the information required to be set forth in Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference and made part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission on March 22, 2002;

2.	All other reports and documents filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s 2001 Annual Report on Form 10-K; and

3.	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 1-A (File No. 0-23322), as filed with the Securities and Exchange Commission on November 26, 1993.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None

Item 6.	Indemnification of Directors and Officers

     Oregon law permits the elimination of personal liability of directors of corporations if such limitations are contained in their articles of incorporation. Article XI of the Registrant’s Articles of Incorporation eliminates director liability to the fullest extent permitted under Oregon law. However, a director’s liability is not limited for any breach of the director’s duty of loyalty to the Company or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; any distribution to stockholders which is unlawful under Oregon law; or, any transaction from which the director derives an improper personal benefit.

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     Under Oregon law, the Company’s officers, directors, employees, and agents may be indemnified against certain liabilities. Article VII of the Company’s Bylaws requires the indemnification of directors and officers. Under these provisions the Company is required to indemnify its directors and officers against liability incurred in a proceeding if: the conduct of the officer or director was in good faith; the officer or director reasonably believe that his/her conduct was in the best interests of the Company, or at least not opposed to its best interest; and in the case of a criminal proceeding, the individual had no reasonable cause to believe his/her conduct was unlawful. The Company may also indemnify officers and directors against liability incurred in other proceedings and may, by agreement, by general or specific action of the Board of Directors, by vote of the stockholders or otherwise, provide for such indemnification. The Company may also purchase and maintain liability insurance on behalf of directors, officers, or other agents of the Company. The Company currently maintains director and officer liability insurance in the total amount of $8 million.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

The exhibits required by Item 601 of Regulation S-K are being filed herewith or incorporated herein by reference as follows: Index to Exhibits
		Page

23.1	Opinion and Consent of Counsel; Karnopp, Petersen, Noteboom, Hansen,
	Arnett & Sayeg, LLP	6

23.2	Consent of Independent Auditors; Symonds, Evans & Company	7

99.1	2002 Stock Option Plan	N/A
	Incorporated by reference to Appendix A of the Proxy Statement as filed with
	the Securities and Exchange Commission on March 22, 2002.

Item 9.	Undertakings

A.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(I) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

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(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

B.	The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the above-referenced provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bend, State of Oregon, on 3rd day of May, 2002.

CASCADE BANCORP By: /s/ Patricia L. Moss —————————————— Patricia L. Moss President/Chief Executive Officer

     We, the undersigned officers and directors of Cascade Bancorp hereby severally and individually constitute and appoint Patricia L. Moss and Gregory D. Newton, and each of them, as true and lawful attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement, (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in fact or either of them, may lawfully do or cause to be done by virtue of this appointment.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By: /s/ Jerry E. Andres —————————————— Jerry E. Andres, Director	5/07/02 ———————— Date

By: /s/ Gary L. Capps —————————————— Gary L. Capps, Director/Chairman	5/07/02 ———————— Date

By: /s/ Gary L. Hoffman —————————————— Gary L. Hoffman, Director/Vice Chairman	5/07/02 ———————— Date

By: /s/ Patricia L. Moss —————————————— Patricia L. Moss, Director/President/CEO	5/03/02 ———————— Date

By: /s/ Gregory D. Newton —————————————— Gregory D. Newton, Executive Vice President/CFO	5/03/02 ———————— Date

By: /s/ Ryan R. Patrick —————————————— Ryan R. Patrick, Director	5/06/02 ———————— Date

By: /s/ James E. Petersen —————————————— James E. Petersen, Director/Assistant Secretary	5/06/02 ———————— Date

By: /s/ L. A. Swarens —————————————— L.A. Swarens, Director	5/07/02 ———————— Date

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